UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15295 Alton Parkway, Irvine, CA		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 29, 2010, ISTA Pharmaceuticals, Inc. (“ISTA”) filed a Complaint against AcSentient, Inc. (“AcSentient”) in the Superior Court of California for the County of Orange seeking a declaratory judgment with regards to the patent for Xibrom (bromfenac ophthalmic solution)® 0.09% (the “Xibrom Patent”) and relevant royalty obligations under the Asset Purchase Agreement dated May 3, 2002 by and between ISTA and AcSentient with respect to the Xibrom Patent. The Xibrom Patent expired in January 2009. According to U.S. case law and the terms of ISTA’s royalty obligations, no royalties are due after patent expiration. ISTA acquired Xibrom from AcSentient in 2002 and launched the product in the U.S. in 2005. ISTA is seeking a declaratory judgment in regard to royalty obligations that may apply not only to Xibrom, but also to XiDay once-daily, ISTA’s product candidate currently awaiting approval from the U.S. Food and Drug Administration. There can be no assurance about when this action will be resolved, and, as a result, ISTA has not taken into account any potential outcome of this action in its 2010 expected financial results.

ISTA filed a similar Complaint on April 29, 2010 against Senju Pharmaceuticals, Co., Ltd. in the U.S. District Court for the Central District of California also seeking a declaratory judgment with regard to the Xibrom Patent and relevant royalty obligations.

Forward-Looking Statements

Any statements contained in this filing that refer to future events or other non-historical matters are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this filing and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, risks and timing associated with intellectual property and contract litigation, including without limitation the scope, validity, and enforceability of patents related to ISTA’s products and technologies, and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to, ISTA’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

June 30, 2010	By:	/S/ LAUREN P. SILVERNAIL
Lauren P. Silvernail Chief Financial Officer and Vice President, Corporate Development